Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

THE SPORTS AUTHORITY REVISES SECOND QUARTER GUIDANCE

Englewood, CO – July 22, 2004 – The Sports Authority, Inc. (NYSE: TSA), today announced that it expects to report a same store sales decline of 4% to 5% and fully diluted earnings per share of $0.41 to $0.48, excluding merger integration costs, for the second quarter of fiscal 2004.  This compares to the Company’s previous second quarter guidance of flat same store sales and fully diluted earnings per share of $0.70, excluding merger integration costs.

Doug Morton, Chairman, President and Chief Executive Officer commented, “Our sales results for the quarter were negatively impacted by the unusually cool and wet weather in many of our key markets.  In particular, the more seasonal outdoor categories under-performed expectations while footwear was generally on plan. We are also continuing to experience a slow-down in sales of fitness equipment.  Despite these challenges, we continue to make progress in many of our initiatives.  We are pleased with the initial success of our store remodel program in the Company’s Sports Authority store locations where the incremental sales increase experienced in the twenty-seven remodeled stores since the merger has approximated seven percent.  In addition, our gross margin rate continues to trend positively compared with last year’s combined company rate.”

Mr. Morton continued, “We remain cautiously optimistic about the third and fourth quarters due to continued progress on the store remodel and gross margin initiatives as well as the transition to fall and winter merchandise assortments.  The third quarter will be the first quarter since the merger that we will have complete cold weather assortments, including ski and snowboard equipment, apparel and accessories in the Company’s Sports Authority stores.  The Company plans to provide updated guidance for fiscal 2004, as well as guidance for the third quarter, when it reports complete results for the second quarter on August 26, 2004.”

Guidance Ranges for the Second Quarter ended July 31, 2004:

Fully diluted EPS before merger integration expenses	$0.41 - $0.48

Per share merger integration expenses, tax affected	$0.16 - $0.18

Fully diluted EPS as reported	$0.23 - $0.32

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of July 3, 2004, The Sports Authority operated 387 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, the Company maintains a joint venture partnership with AEON, Ltd., which operates “The Sports Authority” stores in Japan under a licensing agreement.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general and in the company’s’ specific market areas, unseasonable weather and those risks generally associated with the integration of two companies. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.